CODE OF ETHICS AND STATEMENT ON INSIDER TRADING

I. DEFINITIONS

Capitalized terms have the meanings set forth herein this policy.

A.	“Harris” includes Harris Associates L.P. (“HALP”) and Harris Associates Securities L.P. (“HASLP”).

B.	“Trust” means Harris Associates Investment Trust and Harris Oakmark ETF Trust, including any series of shares of beneficial interest of the Trust (each, a “Fund”).

C.	“Employee” includes any person employed by Harris, whether on a full or part-time basis and all partners, officers, shareholders and directors (other than Non-Access Directors) of Harris.

D.

“Access Person” has the meanings set forth in Rule 17j- 1(a)(1) of the Investment Company Act of 1940 and rules thereunder (the “Investment Company Act”) and Rule 204A-1(e)(1) of the Investment Advisers Act of 1940 and rules thereunder (the “Advisers Act”).

Accordingly, Access Person includes any director, officer, partner (or managing member) or Advisory Person of the Trust or HALP, and any director, officer or partner of the Trust, HALP or HASLP who has access to nonpublic information regarding any Client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund or who is involved in making securities recommendations to a Client, or who has access to such recommendations that are nonpublic, but does not include (1) any trustee of the Trust who is not an “interested person” of the Trust1; (2) any trustee of the Trust who is designated an “interested person”, as defined in Section 2(a)(19) of the Investment Company Act, but who is not a director, officer, general partner or Advisory Person of HALP, HASLP or Harris Associates, Inc.; and (3) any Non-Access Director.

E.

“Advisory Person” has the meaning set forth in Rule 17j-1(a)(2) under the Investment Company Act. Accordingly, Advisory Person includes any Employee, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Client, or whose functions relate to the making of any recommendations with respect to purchases and sales, and any natural person in a control relationship to a Fund or HALP who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of Covered Securities by a Fund. For purpose of this Code, each Employee with an office at Harris’ principal place of business is deemed to be an Advisory Person. In addition, the term “Advisory Person” includes any contractor, consultant, temporary employee or intern (or similar person) engaged by Harris or employed by the Trust who is designated as an Advisory Person by the Chief Compliance Officer[2] of either HALP or the Trust as a result of such person’s access to information regarding the purchase or sale of Covered Securities.

F.	Persons Subject to this Code

Each Employee, Access Person and such other individuals as are specifically identified in writing by the Trust’s or HALP’s Chief Compliance Officer as being subject to this Code will be subject to this Code. Non-Access Directors are subject to the following provisions of this Code: II.A, II.B, II.C.1., IV.A, and III (except for III.B.3 and the last sentence of III.B.4).

G.

“Covered Security” has the same meaning as “security” that is set forth in Section 2(a)(36) of the Act,[3] including any right to acquire such security, except that it will not include securities which are direct

[1]	Independent trustees of the Trust are subject to a separate code of ethics.

[2]	The Chief Compliance Officer may delegate any responsibilities assigned to him or her hereunder to one or more delegates.

[3]

Sec. 2(a)(36) “Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre- organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

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obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), and shares issued by open-end investment companies other than Reportable Funds and ETFs (defined below).

Securities which are direct obligations of the national government of any country other than the United States will be treated as Covered Securities for reporting purposes only (“Reportable Government Bonds”).

All exchange-traded funds (“ETFs”) and Reportable Funds, whether registered as open-end management companies or unit investment trusts, will be treated as Covered Securities for reporting purposes only. Single Stock ETFs are an exception since these transactions may present a conflict of interest. Single stock ETF transactions require pre-approval to trade. Derivative instruments where the reference asset(s) is a broad-based securities index or an ETF will be treated as Covered Securities for reporting purposes only.

Digital currency will be treated as Covered Securities when they are to be purchased in an initial offering or when comprised as the sole holding in a grantor trust (or equivalent) vehicle that is traded on any exchange. For the avoidance of doubt, neither the direct holding of digital currency nor secondary trading in digital currency implicates this Code.4 Derivative instruments where the reference asset(s) is a digital currency will be treated as Covered Securities for reporting purposes only.

If you have a holding that is affected by a corporate action or distribution where you have a choice regarding the issuance of stock, warrants, etc., that you could receive, please reach out to Compliance to determine if a pre-clearance request and approval is required.

H.

“Reportable Fund” has the meaning set forth in Section 204A-1(e)(9) of the Advisers Act. Reportable Fund means any investment company registered under the Act that is advised or subadvised or distributed by Harris or any entity that controls HALP, that is controlled by HALP or that is under common control with HALP (e.g., Natixis Advisors, LLC; Loomis Sayles & Co.) other than money market funds. A current list of Reportable Funds is maintained on the Compliance page of Harris’ intranet site.

I.

“Beneficial interest or ownership” will be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and rules thereunder, which includes any interest in which a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest.

A “pecuniary interest” is the opportunity, directly or indirectly, to profit or share in any profit derived from any transaction.

You will be presumed, unless such presumption is determined to have been rebutted by Harris’ General Counsel and Chief Compliance Officer (or their designee(s)), to have a pecuniary interest, and therefore, beneficial interest or ownership, in all securities held by you or by a member of your “immediate family” (which includes any of your children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, sons-in-law, daughters-in-law, brothers-in-law, or sisters-in-law and your spouse, mother-in-law, father- in-law, and includes adoptive relationships) with whom you share the same household and in all accounts through which any such person or you obtain the substantial equivalent of ownership, such as trusts in which he or she is a trustee or beneficiary, partnerships in which he or she is the general partner, corporations in which he or she is a controlling shareholder or any other similar arrangement. For these purposes, the term “spouse” includes any live-in/domestic partner who shares your household and who combines his or her financial resources with you in a manner similar to that of married persons.

Any questions an Employee may have about whether an interest in a security or an account constitutes beneficial interest or ownership should be directed to the General Counsel or Compliance. Non-exhaustive examples of beneficial interest or ownership are attached as Appendix A.

Note: if an Access Person is authorized to trade in a brokerage account where there is no beneficial interest to the Access Person (e.g., trading in a person’s account (related or not) who does not reside with the Access Person), please contact the General Counsel or Compliance for further guidance and disclosure. Depending

[4]

Given the evolving regulatory environment around digital currency generally, Persons Subject to this Code should contact Compliance before trading in digital currency if they are unsure about how such trading is treated under this Code.

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on what is traded in these accounts, certain transactions can appear to bypass the restrictions of the Code of Ethics and present potential conflicts of interest.

J.	“Client” means any client of HALP, including any Fund.

K.

“Non-Access Director” means any person who is a Director of Harris Associates, Inc., the corporate general partner of HALP and HASLP, but who is not an officer or employee of any of HALP, HASLP or Harris Associates, Inc. and who meets all of the following conditions:

1.

He or she, in connection with his or her regular functions or duties, does not make, participate in or obtain information regarding the purchase or sale of Covered Securities by a registered investment company, and whose functions do not relate to the making of recommendations with respect to such purchases or sales;

2.

He or she does not have access to nonpublic information regarding any Client’s purchases or sales of securities (other than information contained in standard account statements or reports that Harris may furnish to such person in his or her capacity as a Client), or nonpublic information regarding the portfolio holdings of any Reportable Fund; and

3.

He or she is not involved in making securities recommendations to Clients and does not have access to such recommendations that are nonpublic (other than information contained in standard account statements or reports that Harris may furnish to such person in his or her capacity as a Client).

L.	Discretionary and Non-Discretionary Accounts

“Discretionary Account” means any account in which you have a beneficial interest or ownership, but over which you have no direct or indirect influence or control. You may be deemed to have direct or indirect influence or control over an account if your adviser consults you, or seeks your input, regarding potential or current investments in the account or if you suggest investments to the individual or institution with influence or control.

Persons Subject to this Code should obtain the written approval of the Chief Compliance Officer regarding a Discretionary Account before relying on the reporting and other exceptions provided herein for the Discretionary Account.

“Non-Discretionary Account” means any account in which a Person Subject to this Code has delegated investment discretion to any other Person(s) Subject to this Code.

Assessment of Discretionary Accounts: The Chief Compliance Officer may make inquiries to a Person Subject to this Code and/or such person’s investment professional at any time (including before or after any approval of the Discretionary Account has been provided) in its assessment of whether an account should be treated as, or remains, a Discretionary Account. In doing so, the Chief Compliance Officer may request such person and/or such person’s adviser to certify that such person has no direct or indirect influence or control over the account. Such person will respond to, or, as requested, arrange for such person’s adviser to respond to, any such inquiries and will make, or, as requested, arrange for such person’s adviser to make, any such certifications.

II. CODE OF ETHICS

A.	General Statement

Harris seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by Clients is something that is highly valued and must be protected. Harris owes a fiduciary duty to its Clients, and the fundamental principle of Harris is that Harris should not inappropriately put its interests ahead of its Clients.

The Investment Company Act and rules make it illegal for any person covered by the Code, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by a registered investment company that is advised or subadvised by Harris (a “RIC”) to:

1.	employ any device, scheme, or artifice to defraud a RIC;

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2.

make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of circumstances under which they are made, not misleading or in any way mislead a RIC regarding a material fact;

3.	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a RIC; or

4.	engage in any manipulative practice with respect to a RIC.

The restrictions on personal securities transactions contained in this Code are intended to help Harris monitor for compliance with these prohibitions. To attempt to ensure that each Person Subject to this Code satisfies this Code and Harris satisfies the relevant record keeping obligations, Harris has developed the following rules relating to personal securities trading, outside employment, personal investments with external investment managers and confidentiality.

Harris expects all Persons Subject to this Code to comply with the spirit of the Code as well as the specific rules contained in the Code. Any violations of the Code must be reported promptly to the Chief Compliance Officer.

B.	Compliance With Federal Securities Laws

More generally, Persons Subject to this Code are required to comply with applicable federal securities laws at all times. Examples of applicable federal securities laws include:

1.	the Securities Act of 1933, Securities Act of 1934, Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission (“SEC”) rules thereunder;

2.	the Investment Advisers Act of 1940 and SEC rules thereunder;

3.	the Investment Company Act of 1940 and SEC rules thereunder;

4.	Title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of client nonpublic information); and

5.	the Bank Secrecy Act, as it applies to mutual funds and investment advisers, and SEC and Department of the Treasury rules thereunder.

C.	Trading Prohibitions

It is desirable for Persons Subject to this Code to avoid a transaction in any Covered Security which is also the subject of a Client portfolio purchase or sale if that transaction would be to the disadvantage of that Client. To seek to effect that result, the following specific prohibitions apply to all trading activity in Covered Securities in accounts in which a Person Subject to this Code has a beneficial interest or ownership other than Discretionary Accounts:

1.	Any transaction in a Covered Security in anticipation of Client orders (“front-running”) is prohibited;

2.

Any transaction in a Covered Security which is the subject of approval by one of Harris’ stock selection groups for addition to an approved list is prohibited until the fourteenth calendar day following the dissemination of that recommendation, or any longer period specified in this Code;

3.

Any transaction in a Covered Security which the Person Subject to this Code knows or has reason to believe has been added to the Project List is prohibited until the fourteenth calendar day following the date on which such Covered Security is removed from the Project List, unless such Covered Security is placed on the Approved List, in which case it will be subject to the restrictions applicable to Covered Securities on the Approved List;

4.

Any transaction in a security within four (4) calendar days after any Client has a pending or actual transaction is prohibited. Additionally, if an Access Person places an order for a security prior to a Portfolio Manager or Fund Manager placing a Client order for the same security that day, the Access Person’s order may be cancelled if practicable after notice and if, in the judgment of the General Counsel or Chief Compliance Officer, such cancellation will prevent Client harm;

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5.

Any transaction in derivative instruments that are Covered Securities is prohibited except if the reference asset(s) (i) includes only one or more equity securities with a de minimis market capitalization[5], (ii) is a broad-based securities index or an ETF or (iii) is a digital currency (together “Permissible Derivative Investments”);

6.	The purchase of any Covered Security in an initial public offering is prohibited; and

7.

Such other transactions in Covered Securities as the Chief Compliance Officer or General Counsel will determine in each of their discretion from time to time to effect the purposes of this Code of Ethics.

Additionally, no Person Subject to this Code will knowingly sell to or purchase from the Funds any security or other property except, in the case of the Funds, securities issued by the Funds. Neither Harris nor any Person Subject to this Code will share in the profits or losses in any account of a Client carried by Harris or any other FINRA member, except to the extent provided for by Rule 205-3 of the Investment Advisers Act of 1940 and/or FINRA Rule 2150, as applicable.

D.	Private Investment Pools and Other Private Placements

A Non-Discretionary Account in which an Access Person has a beneficial interest or ownership is prohibited from acquiring any security issued by a private investment pool (such as a hedge fund, commodity pool, or private equity fund), including by committing capital to an external investment manager’s investment vehicle, or invest in any other limited offering (i.e., a securities offering exempt from registration pursuant to Section 4(a)(2) or 4(a)(5) of the Securities Act of 1933 or Rules 504 or 506 thereunder) without the prior approval of the Chief Compliance Officer.

For the avoidance of doubt, this prohibition will not apply to non-securities offerings, such as (i) direct investments or holdings in real estate (buildings, apartments, residences, or other similar investments that are not securities), (ii) a note secured by a mortgage on a home, (iii) a short-term note secured by a lien on a small business or some of its assets or (iv) an ownership interest in an enterprise whose profits, if any, will come primarily from the Access Person’s own efforts.

In deciding whether to grant approval to a request to purchase a private investment pool or other private placement, consideration will be given to whether the investment (i) is consistent with Harris’ investment philosophy and guidelines, (ii) is a Firm opportunity that is appropriate for and should be offered to Clients and (iii) creates an actual conflict or the appearance of a conflict of interest for Harris with respect to its Client(s). An Access Person who holds a security acquired in a private investment pool or in another private placement must disclose that investment to the Chief Compliance Officer if such Access Person later participates in the consideration of that issuer for inclusion on any list of securities approved for purchase or sale by Clients.

E.	Additional Restriction on Strategy Team Members and Fund Managers of Investment Company Accounts

Any Access Person who is a Strategy Team Member or Fund Manager of any RIC is, to the extent the trade is otherwise permitted under this Code, prohibited from buying or selling a covered security for an account in which he or she has a beneficial interest or ownership or as to which he or she has investment discretion within fifteen (15) calendar days before and after the investment company that he/she manages trades in that security. Any profits realized on trades effected within the proscribed periods in violation of this Code will be required to be disgorged. Any losses realized on a sale within the proscribed periods where the sale is required by Harris because the purchase was in violation of this Code will be borne by the Strategy Team Member or Fund Manager, as applicable, if it was the Strategy Team Member’s or Fund Manager’s actions which caused the violation.6

[5]

An issuer of an equity security has a de minimis market capitalization if the issuer has a market capitalization below the level at which Harris ordinarily invests for client accounts. On the occasion where the market capitalization of an issuer crosses above the de minimis threshold, Compliance will consider permitting a closing derivative trade.

[6]	Any profits required to be disgorged hereunder will be donated to a charity designated by Harris or as otherwise directed by the Chief Compliance Officer.

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F.	Client Accounts Exempt from Requirements of Code

Any Client accounts (including open-end investment companies and limited partnerships) for which Harris acts as investment adviser or general partner will be managed in accordance with Harris’ trading procedures for a Client account. Any account owned in whole or in part by Persons Subject to this Code will nonetheless be a Client account and exempt from the provisions of Sections C, D, E and G of Part II of this Code if: (1) the account has been seeded by Harris or affiliated persons of Harris and is being managed in anticipation of investments by persons not affiliated with Harris; or (2) unaffiliated persons of Harris are also invested in the account; or (3) the account is operated as a model portfolio in contemplation of management of Client accounts in the same or a similar strategy.

G.	Requirements and Procedures to Implement Trading Prohibitions, Restrictions and Reporting Obligations.

1.	Trading in Non-Discretionary Accounts in which an Advisory Person has a Beneficial Interest or Ownership

a.	Limitation on Non-Discretionary Accounts

All Advisory Persons who have Non-Discretionary Accounts that hold or can hold Covered Securities and in which the Advisory Person has a beneficial interest or ownership may maintain such accounts at Pershing LLC (“Pershing”, Harris’ prime broker) or at any other approved broker-dealer or bank (“Approved Firms”).[7]

Transactions in Covered Securities, other than mutual funds, ETFs, and Reportable Government Bonds (see below), in any Non-Discretionary Account with an Approved Firm in which an Advisory Person has a beneficial interest or ownership are permitted, provided that (i) such account must be disclosed by such Advisory Person within ten business days from opening the account or prior to any placement of a trade in any security type in the account, whichever occurs first, and (ii) such Advisory Person provides such Approved Firm with a written notice of the Advisory Person’s affiliation with Harris and secures the obligation of such Approved Firm to send copies of confirmations and all periodic statements to Compliance if information is not received through a direct broker feed. Provided that these conditions are met, Compliance approval of such Non-Discretionary Accounts will be automatic and no written confirmation of such approval will be sent to the Advisory Person.

b.	Pre-Approval of Transactions in Covered Securities

Except for those transactions listed below, you must receive pre-approval for every transaction in a Covered Security in any account[8] in which you have a beneficial interest. This requirement applies to purchases, sales, short sales and exposures obtained through entering into derivative instruments where a Covered Security is a reference asset.

Notwithstanding the above, transactions in the following do not require pre-approval:

●	Mutual funds

●	Broad-based exchange-traded funds (“ETFs”)

○	Single Stock ETFs are not included in this category and do require pre-clearance.

●	Derivatives on ETFs

[7]

Refer to the Personal Trading procedures for the list of Approved Firms. As a general matter, trading through non-Approved Firms is not permitted except in unusual cases, such as when a new employee is hired and cannot practically move an account to an Approved Firm.

[8]

Advisory Persons should seek to pre-clear requests with the correct account in which the transaction is made. Pre-cleared trades executed in the wrong account will not be considered a Code violation if the trade would have otherwise been approved in the intended account for pre-clearance. Repeated instances of selecting the wrong account for pre-clearance may be deemed a conduct matter to be addressed with the People Team.

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●	Derivatives on mutual funds or ETFs that seek to track the returns of a specific market index (“Index Funds”)

●	Cryptocurrency

○

Digital currencies purchased in an initial offering or when comprised as the sole holding in a grantor trust or similar vehicle that is traded on any exchange, are not included in this category and do require pre-clearance.

●	CDs

●	Treasury bonds and notes

●	Commercial paper

●	Commodities

●	Derivatives on commodities

●	Dividend reinvestments

●

Securities, or options on securities, of an issuer at which an immediate family member is (or was) employed and that such immediate family member receives as compensation as part of his or her employment, when such transaction is conducted pursuant to a plan specified under Rule 10b5-1(c) under the Securities Exchange Act of 1934 (or similar plan) (“Employee Compensation Plans”)[9]

●	Exercise of assigned options

c.	Required Provision of Confirmation

If an Advisory Person has obtained approval to open or hold a Non-Discretionary Account at a broker-dealer or bank other than with Pershing or another Approved Firm, the Advisory Person must also, after each transaction in that account in Covered Securities other than Reportable Funds, ETFs or Reportable Government Bonds, promptly present Compliance with a confirmation reflecting the details of the transaction completed. Compliance will reconcile the trade confirmations it receives with the pre-clearance requests processed within the automated personal trading system.

d.	Discretionary Application of Pre-Approval Requirement to Non-Advisory Persons

In addition to requiring pre-approval for transactions in Covered Securities by Advisory Persons (as described above), Compliance may require any trade by a Person Subject to this Code to be pre-cleared if such a trade could reasonably be viewed to give rise to, or appear to give rise to, any breach of fiduciary duty owed to any Client or create any actual or potential conflict of interest, or the appearance thereof, between any Client, on the one hand, and Harris or any Person Subject to this Code, on the other hand.

2.	Monitoring of Trades

Transactions for an account of an Advisory Person that are executed through Harris’ trading desk are to be monitored by Compliance and reviewed against pre-approval requests processed by the Chief Compliance Officer (or such party to whom he or she delegates). These transactions are non-discretionary transactions for the trading desk, but may not be executed if the trading desk believes they are in conflict with Harris’ discretionary orders for Clients.

[9]

Such transactions are also not subject to the Restrictions on Trading in Section II.C. Persons subject to this Code are encouraged to provide the Chief Compliance Officer with advance notice of any participation of an Immediate Family Member in an Employee Compensation Plan.

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Compliance obtains and monitors a daily data feed of trade information from Pershing and Approved Firms (including the title and exchange ticker symbol or CUSIP number of each Covered Security, the date of the transaction, the interest rate and maturity rate (if applicable), the number of shares and principal amount of each Covered Security involved, the nature of the transaction (i.e. buy/sell), the price at which the transaction was effected, and the name of any broker-dealer or bank through which the transaction was effected).

Transactions in Non-Discretionary Accounts at brokers or banks other than Pershing and Approved Firms are to be monitored by Compliance. To accomplish this, all Advisory Persons will submit to Compliance within thirty days after the month end in which any transaction occurred a statement which includes the title and exchange ticker or CUSIP number of the Covered Security, Reportable Fund, ETF, the date of the transaction, the interest rate and maturity rate (if applicable), the number of shares and principal amount of each Covered Security, Reportable Fund, ETF, or Reportable Government Bond involved, the nature of the transaction (i.e. buy/sell), the price at which the transaction was effected, the name of any broker-dealer or bank through which the transaction was effected and the date on which the report is submitted. This requirement may be satisfied by opening or maintaining the account(s) at Pershing or an Approved Firm or by having the broker-dealer or bank send Harris duplicate copies of trade confirmations and all periodic statements, provided that such confirmations and periodic statements contain all of the information required to be provided in the report. Compliance will maintain copies of all such transaction reports.

3.	Cancellation of Trades

Any transaction for an account of an Advisory Person is subject to cancellation or reversal if it is determined by the Chief Compliance Officer (or such party to whom he or she delegates) – in his or her absolute discretion – that the transaction is or was in conflict with the Code or any applicable trade restriction. A trader may also prevent the execution of orders for an Advisory Person’s account if it appears to the trader that the trade may have to be cancelled or reversed for failure to comply with this Code.

4.	Participation in Dividend Reinvestment Plans and Systematic Purchase Plans

Advisory Persons may purchase Covered Securities through dividend reinvestment plans or systematic purchase plans without processing such transactions through Harris’ automated personal trading system or obtaining pre-approval. Purchases through such plans are permitted only if the Advisory Person properly obtained any necessary approvals under the Code prior to opening the relevant account and placing the initial purchase of the Covered Security.

5.	Reporting of Securities Transactions Not Otherwise Reported

Any transaction in a Covered Security through a Non-Discretionary Account in which an Access Person has any beneficial interest or ownership, other than a transaction effected pursuant to a dividend reinvestment plan or systematic purchase plan, must be reported to Compliance. Where such a transaction is effected through neither (i) Pershing or an Approved Firm for which Harris receives a daily data feed of trade information nor (ii) a broker-dealer or bank that sends Harris duplicate copies of trade confirmations and all periodic statements (e.g., the transaction is in Covered Securities held at stock transfer companies such as Computershare), the Access Person will submit to Compliance a report within thirty days after the end of each calendar quarter and include: the title and exchange ticker symbol or CUSIP number of each Covered Security involved, the date of the transaction, the interest rate and maturity rate (if applicable), the number of shares and principal amount of each Covered Security involved, the nature of the transaction (i.e. buy/sell), the price at which the transaction was effected, the name of any broker-dealer or bank through which the transaction was effected, and the date on which the report is submitted. This report may be in any form, including a copy of a confirmation or monthly or other periodic statement.

6.	Initial, Quarterly and Annual Reporting Requirements; Questionnaires

Each Access Person will initially disclose in writing to Compliance within ten days of becoming an Access Person, and annually thereafter, within forty-five days after each calendar year-end, the title

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and exchange ticker or CUSIP number, type of security, number of shares and principal amount[10]of all Covered Securities beneficially owned by such Access Person in a Non-Discretionary Account, and the date the Access Person submits the report, with information as of a date that is no more than forty-five days from the date of becoming a Access Person, or as of the preceding December 31 for annual reporting, and the name of each broker- dealer or bank with whom the Access Person maintains an account in which he or she has beneficial ownership of any security.

Additionally, each Access Person will submit responses to quarterly questionnaires requested by Compliance no later than 30 days after the end of each calendar quarter. The questionnaires are intended to satisfy the reporting requirements of Rule 17j-1(d)(ii) under the Act and Rule 204A-1(b)(2) under the Advisers Act by requiring each Access Person to confirm and, as necessary, supplement the information that Harris receives from Pershing and Approved Firms through a daily data feed of trade information and from other broker-dealers and banks through the duplicate copies of trade confirmations and periodic statements. Quarterly transaction reports and responses to quarterly questionnaires need not include transactions effected pursuant to a dividend reinvestment plan or systematic purchase plan.

III. POLICY STATEMENT ON INSIDER TRADING

A.	Background

Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may expose you to stringent penalties. Criminal sanctions may include substantial monetary fines and/or imprisonment. The SEC can recover the profits gained or losses avoided through the violative trading, obtain a penalty of up to three times the illicit windfall and issue an order permanently barring you from the securities industry. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

Regardless of whether a government inquiry occurs, Harris views seriously any violation of this Policy Statement. Such violations constitute potential grounds for disciplinary sanctions, including dismissal.

Cautionary note: The law of insider trading is unsettled; an individual legitimately may be uncertain about the application of the Policy Statement in a particular circumstance. Often, a single question can prevent a violation of law or forestall disciplinary action or complex legal problems. You should direct any questions relating to the Policy Statement to the General Counsel and the Chief Compliance Officer or, in their absence, their respective deputies. You also must notify the General Counsel and the Chief Compliance Officer or, in their absence, their respective deputies immediately if you have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

B.	Policy Statement on Insider Trading

Generally, no person to whom this Policy Statement applies may trade, either personally or on behalf of others (such as Clients), while in possession of material, nonpublic information and in breach of a duty of trust or confidence that is owed to the issuer of the security, the shareholders of the issuer, or to any other person who is the source of the material nonpublic information; nor may such persons communicate material, nonpublic information to others in breach of a duty of confidentiality or in violation of the law. This Policy Statement applies to securities trading and information handling by all Employees (including their spouse or domestic/live-in partner, minor children and adult members of their households).

The section below reviews principles important to this Policy Statement.

1.	What is Material Information?

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company’s securities. No simple “bright line” test exists to determine when information is material; assessments of materiality involve a

[10]

It will not be deemed a violation of this Code for any report required hereunder not to include the principal amount of a Covered Security; provided, however, that Compliance may request or require such information where it determines that it is necessary to effect the purposes of this Code.

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highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the General Counsel or Chief Compliance Officer.

Material information often relates to a company’s results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material.

Similarly, prepublication information regarding reports in the financial press also may be deemed material.

2.	What is Nonpublic Information?

Information is “nonpublic” until it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones “tape” or the Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.	Identifying Inside Information

Before executing any trade for yourself or others, including Clients, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

a.	Immediately alert the Trading Department to restrict trading in the security. No reason or explanation should be given to the Trading Department for the restriction.

b.	Report the information and proposed trade immediately to the General Counsel or the Chief Compliance Officer.

c.	Do not purchase or sell the securities on behalf of yourself or others, including Clients.

d.	Do not communicate the information inside or outside Harris other than to the above individuals.

e.	After the above individuals have reviewed the issue, Harris will determine whether the information is material and nonpublic and, if so, what action(s) Harris should take.

4.	Contacts with Public Companies

For Harris, contacts with public companies represent an important part of our research efforts. Harris may make investment decisions on the basis of Harris’ conclusions formed through such contacts and analysis of publicly-available information. Difficult legal issues arise, however, when, in the course of these contacts, an Employee becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, Harris must make a judgment as to its further conduct. To protect yourself, Clients and Harris, you should contact the General Counsel or the Chief Compliance Officer immediately if you believe that you may have received material, nonpublic information.

5.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, nonpublic information

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regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Employees should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

C.	Procedures To Implement the Policy Statement on Insider Trading

1.	Personal Securities Trading

The restrictions on Employee trading and procedures to implement those restrictions and Harris’ reporting obligations, which are set forth in Section II above and in the Personal Trading procedures, constitute the procedures to implement this Policy Statement. Review those procedures carefully and direct any questions about their scope or applicability to the General Counsel or Compliance.

2.	Restrictions on Disclosures

Employees will not disclose any nonpublic information (whether or not it is material) relating to Harris or its securities transactions to any person outside Harris (unless such disclosure has been authorized by Harris). Material, nonpublic information may not be communicated to anyone, including persons within Harris, except as provided in Section III(B)(3) above. Such information must be secured. For example, access to files containing material, nonpublic information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private.

IV. CERTIFICATIONS, REPORTING AND RECORDKEEPING

A.	Certification of Compliance by Access Persons

In addition to new-hire training on the Code, each Access Person will receive annual training over certain aspects of the Code. Harris will distribute the Code to each Employee and Non-Access Director upon inception of employment and whenever the Code is amended, but no less frequently than annually. Each Access Person and Non-Access Director is required to certify in writing annually that (i) he or she has received, read and understands the Code, (ii) recognizes that he or she is subject to the Code, and, in the case of Access Persons, (iii) he or she has disclosed or reported all transactions in which the Access Person has a beneficial interest or ownership that are required to be disclosed or reported under the Code or, alternatively, that the Access Person has not engaged in any personal securities transactions during the preceding year for which a report was required to be filed pursuant to the Code.

B.	Annual Report to the Trust’s Board of Trustees.

Harris will prepare an annual report to the board of trustees of the Trust that:

1.	summarizes existing procedures concerning personal investing and any changes in those procedures during the past year;

2.

describes issues that arose during the previous year under the Code or procedures concerning personal investing, including but not limited to information about material violations of the Code and sanctions imposed;

3.

certifies to the board that the Trust, the Trust’s adviser (HALP), and the Trust’s principal distributor (HASLP) have adopted procedures reasonably necessary to prevent their Access Persons from violating the Code; and

4.	identifies any recommended changes in existing restrictions or procedures based upon experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

C.	Recordkeeping

Compliance or the Secretary of the Trust will maintain the records listed below for a period of five years. Such records will be maintained at Harris’ principal place of business in an easily accessible place:

1.	a list of all Persons Subject to this Code during that period;

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2.	receipts signed by all Persons Subject to this Code acknowledging receipt of copies of the Code and acknowledging that they are subject to it;

3.	a copy of each Code of Ethics that has been in effect at any time during the period;

4.

a copy of each report filed pursuant to the Code and a record of any known violations and actions taken as a result thereof during the period as well as a record of all persons responsible for reviewing these reports;

5.	a copy of any decision and the reasons supporting the decision, to approve the acquisition of Limited Offerings; and

6.	a copy of each report required by IV.B of this Code.

V. VIOLATIONS OF THE CODE AND SANCTIONS FOR VIOLATIONS

A.	Disciplinary Actions

Compliance with both the spirit and the provisions of the Code is a basic condition of employment. Any violation of the Code may result in disciplinary action, which may include, but is not limited to unwinding of trades, disgorgement of profits, warning, monetary fine or censure, suspension of personal trading privileges, and suspension or termination of employment.

In addition, a violation of the Code may constitute a violation of law and can result in either civil or criminal penalties for an individual and Harris.

Violations of the Code are reported to Natixis and to the Oakmark boards of trustees. It is Harris’ practice to report summary information regarding Code violations to various clients under certain circumstances.

Questions regarding interpretation of the Code or questions related to specific situations should be directed to Compliance or Legal.

B.	Exceptions

The CCO, in consultation with the General Counsel, may grant a request for an exception to the Code in certain circumstances on a case-by-case basis. In making such determinations, the CCO and the General Counsel may consider, among other factors, whether the proposed conduct (i) involves opportunity for abuse, (ii) involves potential conflicts of interest, and/or (iii) conflicts with applicable law or regulation.

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Appendix A

EXAMPLES OF BENEFICIAL INTEREST

For purposes of the Code, you will be deemed to have a beneficial interest in a security if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. Examples of beneficial ownership under this definition include:

●

securities you own, no matter how they are registered, and including securities held for you by others (for example, by a custodian or broker, or by a relative, executor or administrator) or that you have pledged to another (as security for a loan, for example);

●

securities held by a trust of which you are a beneficiary (except that, if your interest is a remainder interest and you do not have or participate in investment control of trust assets, you will not be deemed to have a beneficial interest in securities held by the trust);

●	securities held by you as trustee or co-trustee, where either you or any member of your immediate family has a beneficial interest (using these rules) in the trust.

●	securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or participate in investment control;

●	securities held by any partnership in which you are a general partner, to the extent of your interest in the greater of partnership capital or profits;

●	securities held by a personal holding company controlled by you alone or jointly with others;

●

securities held, directly or through a trust, by a member of your immediate family who is sharing your home, even if the securities were not received from you and the income from the securities is not actually used for the maintenance of your household; or

●

securities you have the right to acquire (for example, through the exercise of a derivative security), even if the right is not presently exercisable, or securities as to which, through any other type of arrangement, you obtain benefits substantially equivalent to those of ownership.

You will not be deemed to have beneficial ownership of securities in the following situations:

●	portfolio securities held by a limited partnership in which you do not have a controlling interest and do not have or share investment control over the partnership’s portfolio; and

●	securities held by a foundation of which you are a trustee and donor, provided that the beneficiaries are exclusively charitable and you have no right to revoke the gift.

These examples are not exclusive. There are other circumstances in which you may be deemed to have a beneficial interest in a security. Any questions about whether you have a beneficial interest should be directed to the General Counsel or Compliance.

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ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS AND STATEMENT ON

INSIDER TRADING

Code of Ethics

Harris Associates L.P. (“HALP”), Harris Associates Securities L.P. (“HASLP”) and Harris Associates Investment Trust (the “Trust”) have adopted a written Code of Ethics and Statement on Insider Trading (the “Code”) and Personal Trading procedures to address potential conflicts of interest by HALP and HASLP personnel and to govern the use and handling of material nonpublic information. Capitalized terms used and not defined herein will have the meanings ascribed to them in the Code. Copies of the Code and Personal Trading procedures are attached to this acknowledgement. As a condition of your continued employment with HALP and HASLP, and/or the retention of your position, if any, as an officer of the Trust or a member of the board of HALP’s general partner, you are required to read, understand and abide by the Code and Personal Trading procedures.

Compliance Program

The Code requires that all Access Persons furnish to Compliance information regarding any investment account in which you have a “beneficial interest or ownership” other than Discretionary Accounts. You are also required to furnish to Compliance copies of your monthly or quarterly account statements, or other documents, showing all purchases or sales, other than those effected pursuant to a dividend reinvestment plan or systematic purchase plan, of securities in any such account. Additionally, you are required to furnish a report of your personal securities holdings in Covered Securities within ten calendar days of commencement of your employment with HALP or HASLP and annually thereafter. These requirements apply to any investment account, such as an account at a brokerage house, trust account at a bank, custodial account or similar types of accounts, other than Discretionary Accounts.

This compliance program also requires that Employees report any contact with any securities issuer, government or its personnel, or others, that, in the usual course of business, might involve receipt of what the Employee believes might be material nonpublic financial information. The Code requires that Employees bring to the attention of the General Counsel or the Chief Compliance Officer any information they receive from any source, which they believe might be material nonpublic information.

Any questions concerning the Code or Personal Trading procedures should be directed to the General Counsel or Compliance.

I affirm that I have received new-hire training covering certain key aspects of the Code and Personal Trading procedures from Compliance and have read and understand the Code and Personal Trading procedures. I agree to the terms and conditions set forth in the Code and Personal Trading procedures.

If I am acting in the capacity as a contractor, consultant, temporary employee or intern (or similar person) to Harris, I acknowledge that all references to “Employee” in the Code and Personal Trading procedures refer to me and will be construed to mean “agent” and that I may be designated as an Advisory Person and therefore an Access Person as a result of my access to information regarding the purchase or sale of Covered Securities. My agreement and affirmation are made in the capacity as an agent, and not as an employee of Harris, and are not intended to impact my status as an independent contractor.

Signature	Date

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ANNUAL AFFIRMATION OF COMPLIANCE FOR ACCESS PERSONS AND NON-ACCESS DIRECTORS

I affirm that:

1.

I have received annual training pertaining to certain aspects of the Code of Ethics and Statement of Insider Trading (the “Code”) and Personal Trading procedures, and have again read and, to the best of my knowledge, have complied with provisions of the Code and Personal Trading procedures that pertain to me during the past year. Capitalized terms used and not defined herein will have the meanings ascribed to them in the Code.

2.

I have provided to Compliance the names and addresses of each investment account in which I have a beneficial interest or ownership, as defined in the Code, including, but not limited to, those with broker-dealers, banks and others. (List of known accounts attached.) (Access Persons only)

3.

I have provided to Compliance copies of account statements or other reports showing each and every transaction in any Covered Security in any non- Discretionary Account in which I have a beneficial interest or ownership, as defined in the Code, during the most recently ended calendar year

or

during the most recent calendar year there were no transactions in any security in which I had a beneficial interest or ownership required to be reported pursuant to the Code. (Access Persons only)

4.

I have provided to Compliance a report of my personal securities holdings in Covered Securities in all Non-Discretionary Accounts in which I have a beneficial interest or ownership, as defined in the Code, as of the end of the most recent calendar year, including all required information for each Covered Security in which I have any direct or indirect beneficial ownership. (Access Persons only)

5.

With respect to the activities conducted at Harris, I am unaware of any violations of applicable laws or regulations that have not otherwise been reported to the Chief Compliance Officer or an appropriate regulatory authority.

6.

If I am acting in the capacity as a contractor, consultant, temporary employee or intern (or similar person) to Harris, I acknowledge that all references to “Employee” in the Code and Personal Trading procedures refer to me and will be construed to mean “agent” and that I may be designated as an Advisory Person and therefore an Access Person as a result of my access to information regarding the purchase or sale of Covered Securities. My agreement and affirmation made herein are made in the capacity as an agent, and not as an employee of Harris, and are not intended to impact my independent contractor status.

Signature	Date

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